Exhibit 2.7

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION OF

PLANET WEALTH, INC.

Planet Wealth, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“GCL”), does hereby certify:

FIRST: That by written consent dated March 8, 2023, the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for the approval of the amendment by the stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended as follows:

ARTICLE IV is amended to effect a reverse split of the Corporation’s common stock by adding Section IV(E) reading as follows:

IV(E) Reverse Split of Common Stock:

A. On May 5, 2023 (“Effective Date”) at 6:00 p.m. Eastern Time, a reverse stock split (“Reverse Stock Split”) will occur, as a result of which each ten (10) issued and outstanding shares of Common Stock of the Corporation (“Old Common Stock”) shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be reclassified and converted into one (1) share of the Corporation’s Common Stock (“New Common Stock”). No fractional shares shall be issued. The number of shares to be issued to each shareholder will be rounded up to the nearest whole number if, as a result of the Reverse Stock Split, the number of shares owned by any shareholder would not be a whole number.

B. As of the Effective Date, each holder of record of outstanding shares of the Corporation’s Old Common Stock will be entitled to conversion of the Old Common Stock on the records of the Corporation into the number of shares of New Common Stock owned by such stockholder following the Reverse Stock Split.

SECOND: That thereafter, pursuant to resolution of the Board of Directors, stockholders of the Corporation representing the necessary number and class of shares as required by statute, acting by written consent in lieu of meeting in accordance with Section 228 of the GCL, consented to the adoption of said amendment by signing written consents setting forth said amendment and delivered the signed consents to the Corporation as required by the provisions of said Section 228.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the GCL.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 3rd day of May, 2023.

/s/ John Healy
John Healy
Chief Executive Officer